Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

                                 [date]

Intelsat, Ltd.,
   North Tower,
     Second Floor,
        90 Pitts Bay Road,
           Pembroke HM08, Bermuda.

Ladies and Gentlemen:

     As counsel to Intelsat, Ltd. (the “Company”) in connection with the registration of up to $400,000,000 in aggregate principal amount of the Company’s 5 1/4% Senior Notes due 2008 and up to $700,000,000 in aggregate principal amount of the Company’s 6 1/2% Senior Notes due 2013, in each case pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions set forth under the heading “Taxation — United States” therein is our opinion, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation – United States” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

           Very truly yours,